Exhibit T3B-44

SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT

OF

Weatherford Holdings U.S. LLC

This Second Amended and Restated Limited Liability Company Agreement (this “Agreement”) is effective on February 7, 2018 for the organization and operation of Weatherford Holdings U.S. LLC, a Delaware limited liability company (the “Company”), formed pursuant to and in accordance with the Delaware Limited Liability Company Act, as amended from to time to time (the “Act”).

RECITALS

WHEREAS, the original Limited Liability Company Agreement of the Company was effective as of June 29, 2015 (the “LLC Agreement”), at which time Weatherford Worldwide Holdings GmbH (“WWH”) was the sole member;

WHEREAS, the LLC Agreement was amended and restated in its entirety in that certain Amended and Restated Limited Liability Company Agreement of the Company dated as of November 14, 2016 (the “A&R LLC Agreement”), at which time Weatherford Holdings (Switzerland) GmbH and Weatherford Holdings (Swiss) 1 GmbH were the members of the Company;

WHEREAS, subsequent to a series of transactions involving the ownership of the Company, the membership interests of the Company were consolidated under WWH;

WHEREAS, this Agreement amends and restates in its entirety the A&R LLC Agreement in order to reflect the consolidated ownership of the Company under WWH and to convert the membership interests into units; and

WHEREAS, immediately subsequent to this Agreement, the Company, WWH and affiliates of the Company and WWH anticipate entering into a series of transactions involving the ownership of the Company after which it is contemplated that the ownership of the Company will be as set forth on Exhibit A-1.

NOW, THEREFORE, the Member, in consideration of the covenants, conditions and agreements contained herein, and for adequate consideration hereby acknowledged, hereby agrees as follows:

ARTICLE I
ORGANIZATION OF THE COMPANY

1.             Formation.  Weatherford Holdings U.S. LLC (the “Company”) is a limited liability company organized under the provisions of the Delaware Limited Liability Company 429881

Act, as amended from time to time (the “Act”). The Certificate of Formation (the “Certificate”) has been filed on June 26, 2015 with the Secretary of State of the State of Delaware.

2.             Name.  The name of the Company is, and the business of the Company shall be conducted under the name of, “Weatherford Holdings U.S. LLC.”

3.             Term.  The Company commenced its existence on the effective date of the filing of the Certificate and shall continue in existence until it is dissolved and terminated by the affirmative action of the Members.

4.             Office.  The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Certificate, or such other place as the Members may designate in the manner provided by law. The registered agent for service of process at such address shall be the initial registered agent named in the Certificate, or such other person as the Members may designate in the manner provided by law.

5.             Purposes and Permitted Activities.  The purposes of the Company are to engage in any business or activity that is not forbidden by the law of the jurisdiction in which the Company engages in that business or activity.

6.             Powers.  Subject to all of the provisions of this Agreement, the Company shall have all powers necessary, appropriate or incidental to the accomplishment of its purposes and all other powers conferred upon a limited liability company pursuant to the Act.

7.             Fiscal Year.  The fiscal year of the Company shall begin on January 1 and end on December 31 of each year.

8.             Member.  The name and business or mailing address of the Members of the Company are as set forth on Exhibit A attached hereto, as may be amended from time to time.

9.             Units.  The capital of the Company will be represented by units. The term “Units” as used in this Agreement shall be a measure of ownership interest in the Company and shall represent a limited liability company interest and all rights, powers, and obligations possessed by a member of the Company under the Act and this Agreement. Any person to whom all or a part of a Unit is transferred shall become a member of the Company within the meaning of the Act (a “Member”) upon such transfer. Alternatively, a person or entity may become a Member upon the approval of all of the Members of the Company. A person shall cease to be a Member when all of such person’s Units have been conveyed to another person. The Units of the Members are reflected on Exhibit A, as the same may be amended from time to time by the Members. The Members may make such rules and regulations as they may deem appropriate concerning the issuance and registration of Units, including the issuance of certificates representing Units. Unless the Members decide otherwise, Units will be issued without certificates.

10.          Withdrawal by Member.  A Member of the Company may withdraw or resign as a member of the Company at any time.

11.          Capital Contribution.  The Members have contributed to the Company the assets recorded in the books and records of the Company.

12.          Additional Capital Contributions.  No Member is required to make any capital contribution to the Company. However, a Member may make additional capital contributions to the Company at any time upon the written consent of such Member.

13.          Distributions.  The Company shall make cash distributions to the Members at such times and in such amounts as determined by the Members.

14.          Member Management.  The business and affairs of the Company shall be managed and all its powers shall be exercised by or under the direction of the Members. The Members may take any action consented to in writing by a majority in Units of the Members or otherwise approved by a majority in Units of the Members.

15.          Officers.

(a)           Appointment and Tenure.

(i)            The Members may, from time to time, designate officers of the Company to carry out the day-to-day business of the Company.

(ii)           The officers of the Company shall be comprised of one or more individuals designated from time to time by the Members. No officer need be a resident of the State of Delaware. Each officer shall hold his offices for such terms and shall have such authority and exercise such powers and perform such duties as shall be determined from time to time by the Members. Any number of officers may be held by the same individual. The salaries or compensation, if any, of the officers and agents of the Company shall be fixed from time to time by the Members.

(iii)          The officers of the Company may consist of a president and chief executive officer, a secretary and a treasurer. The Members may also designate one or more vice presidents, assistant secretaries, and assistant treasurers. The Members may designate such other officers and assistant officers and agents as the Members shall deem necessary.

(b)           Removal. Any officer may be removed as such at any time by the members, either with or without cause, in the discretion of the Members.

(c)           President and Chief Executive Officer. The president and chief executive officer, if one is designated, shall be the chief executive officer of the Company, shall have general and active management of the day-to-day business and affairs of the Company as authorized from time to time by the Members and shall be authorized and directed to implement all orders, resolutions and business plans adopted by the Members.

(d)           Vice Presidents. The vice presidents, if any are designated, in the order of their seniority, unless otherwise determined by the Members, shall, in the absence or disability of the president/chief executive officer, perform the duties and have the authority and exercise the powers of the president/chief executive officer. They shall perform such other duties and have such other authority and powers as the Members may from time to time prescribe.

(e)           Secretary; Assistant Secretaries. The secretary, if one is designated, shall perform such duties and have such powers as the Members may from time to time prescribe. The assistant secretaries, if any are designated, in the order of their seniority, unless otherwise determined by the Members, shall, in the absence or disability of the secretary, perform the duties and exercise the powers of the Secretary. They shall perform such other duties and have such other powers as the Members may from time to time be prescribed.

(f)            Treasurer; Assistant Treasurers. The treasurer, if one is designated, shall have custody of the Company’s funds and securities and shall keep full and accurate accounts and records of receipts, disbursements and other transactions in books belonging to the Company, and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated from time to time by the Members. The treasurer shall disburse the funds of the Company as may be ordered by the Members, taking proper vouchers for such disbursements, and shall render the president/chief executive officer and the Members, when so directed, an account of all his transactions as treasurer and of the financial condition of the Company. The treasurer shall perform such other duties and have such other powers as the Members may from time to time prescribe. If required by the Members, the treasurer shall give the Company a bond of such type, character and amount as the Members may require. The assistant treasurers, if any are designated, in the order of seniority, unless otherwise determined by the Members, shall, in the absence or disability of the treasurer, perform the duties and exercise the powers of the treasurer. They shall perform such other duties and have such other powers as the Members may be from time to time prescribed.

16.          Exculpation, Indemnification and Advancement

(a)           To the fullest extent permitted by applicable law, no Indemnitee (as defined below) shall be liable to the Company or any other person or entity who is bound by this Agreement for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Indemnitee in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Indemnitee (as defined below) by this Agreement. To the fullest extent permitted by law:

(i) the Member and the officers, directors (if any) and managers (if any) of the Company shall, and

(ii) employees of the Company or an affiliate of the Company may, upon approval of the Member (each of the persons listed in clause (i) and clause (ii), an “Indemnitee”),

be indemnified and held harmless by the Company from and against any and all losses, claims, damages, judgments, liabilities, obligations, penalties, settlements and reasonable expenses (including legal fees) arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved, as a party or otherwise, by reason, as applicable, of its status as a Member of the Company or an officer, director, manager or employee of the Company or an affiliate thereof, regardless of whether the Indemnitee continues to be a Member of the Company or an officer, director, manager or employee or an affiliate thereof at the time any such liability or expense is paid or incurred, unless such indemnification would not be permitted under Delaware law.

(b)           The Company may purchase and maintain insurance on behalf of such persons as the Members shall determine against any liability that may be asserted against or expense that may be incurred by such person in connection with the Company’s activities, regardless of whether the Company would have the power to indemnify such person against such liability under the provisions of this Agreement.

(c)           Expenses incurred by any Indemnitee in defending any claim with respect to which such Indemnitee may be entitled to indemnification by the Company hereunder (including without limitation reasonable attorneys’ fees and disbursements) shall to the maximum extent that would be permitted under Delaware law, be advanced by the Company prior to the final disposition of such claim, upon receipt by the Company of a written undertaking by or on behalf of such Indemnitee to repay the advanced amount of such expenses if it shall ultimately be determined that the Indemnitee is not entitled to indemnification by the Company under Section 16(a).

(d)           The indemnification, advancement and exculpation provided in this Section 16 is the for the benefit of the Indemnitees and shall not be deemed to create any right to indemnification, advancement or exculpation for any other persons or entities.

17.          Limitation of Liability.  No Member shall be personally liable for any debts, liabilities or obligations of the Company, except for (i) such Member’s liability to make the capital contributions required in this Agreement, and (ii) the amount of any distributions made to such Member that must be returned to the Company pursuant to the terms hereof or the Act.

18.          Governing Law.  This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of law principles), all rights and remedies being governed by said laws.

19.          Subject to All Laws.  The provisions of this Agreement shall be subject to all valid and applicable laws, including, without limitation, the Act, as now or hereafter amended, and in the event that any of the provisions of this Agreement are found to be inconsistent with or contrary to any such valid laws, the latter shall be deemed to control and this Agreement shall be deemed modified accordingly, and, as so modified, to continue in full force and effect.

20.          Amendments.  This Agreement may only be modified, altered, supplemented or amended by a writing executed and delivered by the Member.

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IN WITNESS WHEREOF, the Member has executed this Agreement effective as of the date first above written.

MEMBER:

Weatherford Worldwide Holdings GmbH

/s/ Timothy Bryant
By: Timothy Bryant

EXHIBIT A

Members; Ownership Interest

Member Name and Address	Units
Weatherford Worldwide Holdings GmbH
Weststrasse 1, Baar, 6340 Switzerland	53,340.42

EXHIBIT A-l

Effective as of February 7, 2018 at 11:02 a.m. Central Time, Exhibit A shall be amended as follows:

EXHIBIT A

Members; Ownership Interest

Member Name and Address	Units
Weatherford Worldwide Holdings GmbH
Weststrasse 1, Baar, 6340 Switzerland	53,340.42

Weatherford Investment Holding LLC
2000 St. James Place, Houston, Texas 77056 U.S.A.	234,088.54